                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No.   )

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or  Section
     240.14a-12

        Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
-------------------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

                         Dominium Tax Exempt Fund L.L.P.
-------------------------------------------------------------------------------

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          --------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:
          --------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          --------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:
          --------------------------------------------------------------------
     5)   Total fee paid:
          --------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $32,461

          --------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
          Schedule 14A
          --------------------------------------------------------------------
     3)   Filing Party:
          Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
          --------------------------------------------------------------------
     4)   Date Filed:
          March 18, 1996 and September 3, 1996
          --------------------------------------------------------------------

                        DOMINIUM TAX EXEMPT FUND, L.L.P.
                                2915 NIAGARA LANE
                           PLYMOUTH, MINNESOTA  55447


                                 TIME IS SHORT,
           BUT IT'S NOT TOO LATE TO DEMAND THAT YOUR GENERAL PARTNERS
                       MAXIMIZE VALUE FOR ALL BAC HOLDERS!

               VOTE AGAINST THE CAPREIT MERGERS ON THE BLUE CARD!


                                                                October 23, 1996


Dear Fellow BAC Holder:

Although CAPREIT would have you believe that you have no choice but to approve their merger proposals, we urge you to resist what we believe are high-pressure tactics to cram an inadequate offer down your throat. Whether you hold many units, or just a few, we BELIEVE ALL BAC HOLDERS, LARGE AND SMALL, DESERVE MAXIMUM VALUE. DEMAND--WITH A VOTE AGAINST THE CAPREIT MERGER PROPOSALS--THAT YOUR GENERAL PARTNERS CONSIDER YOUR INTERESTS, NOT JUST THEIR OWN.

Because of our views as to value of the properties underlying the Bonds and the increasing strength of the real estate market, we are convinced the BACs are worth substantially more than you would receive under the proposed merger. We believe that the General Partners have been ruled by their own interests and have simply not seriously considered all the alternatives available TO DELIVER MAXIMUM VALUE TO YOU, including: 1) A full, fair and open bidding process; 2) Liquidation; or 3) Refinancing. It is worth noting, that were any of these alternatives to be pursued, the General Partners and their affiliates would not receive the substantial payments due them under the proposed mergers.

Other financial professionals agree that the CAPREIT mergers undervalue your investment. MILLER & SCHROEDER FINANCIAL, INC., a Minneapolis firm that originally marketed the units, warns in a letter to their holders of CRITEF Series I, that:

     "...WE FEEL THE PRICE BEING OFFERED...DOES NOT REFLECT THE FULL VALUE OF THE PROPERTIES HELD BY CRITEF SERIES I. WE BELIEVE THERE MAY BE BETTER WAYS TO OPTIMIZE BAC HOLDER VALUE, SUCH AS BY LIQUIDATING THE CRITEF SERIES I PROPERTIES ON AN INDIVIDUAL BASIS."

While we do not believe that liquidation is necessarily the best way to maximize BAC holder value, using the analysis by management's own investment banker and applying a reasonable capitalization rate, we believe that the liquidation value is between $172 and $191 million. Given the conservative assumptions made by the investment banker, the liquidation value could be even higher.

TELL YOUR GENERAL PARTNERS TO START CONSIDERING THE INTERESTS OF ALL BAC HOLDERS! PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY WITH A VOTE AGAINST THE CAPREIT MERGER PROPOSALS.

If you have any questions about the last-minute voting of your shares, please call Georgeson & Company Inc., who is assisting us in our solicitation, toll-free at 1-800-223-2064.

Sincerely

Dominium Tax Exempt Fund, L.L.P.

--------------------------------------------------------------------------------

If your Beneficial Assignee Certificates are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a BLUE proxy card to be voted AGAINST the CAPREIT Merger proposals.

If you have any questions or need assistance in the last-minute voting of your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                            TOLL FREE: 1-800-223-2064
                      BANKS AND BROKERS CALL: 212-440-9800

--------------------------------------------------------------------------------